Millward & Co. CPAs
                           2745 W. Cypress Creek Road
                           Fort Lauderdale, Fl 33309



February 26, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read and agree with the statements in Item 4 of Form 8-K/A dated February 26, 1999 of Universal Heights, Inc.

Very truly yours,


 /s/ Millward & Co.
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Millward & Co. CPAs